UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: October 9, 2015

MusclePharm Corp.

(Exact name of registrant as specified in its charter)

NEVADA	000-53166	77-0664193
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4721 Ironton Street, Building A Denver, Colorado		80239
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 396-6100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement.

On October 9, 2015, MusclePharm Corporation, a Nevada corporation (the “Company”) entered into loan modification agreements with ANB Bank (“Lender”). Pursuant to the loan modification agreements, Lender agreed to (i) extend the maturity date of the loans to January 15, 2016, (ii) not to declare the facility in default prior to December 10, 2015, except for defaults resulting from failure to make timely payments of amounts due under the facility, and (iii) to delete certain financial covenants from the original revolving loan agreement. In consideration for these modifications, Mr. Ryan Drexler, Chairman of the Company’s Board of Directors, and Ms. Jodi Drexler-Billet, an individual indirect investor and a sibling of Mr. Drexler, each executed an Individual Guaranty for the remaining balance of approximately $6,200,000 and the Company’s performance under the loan agreements, as amended.

In consideration for executing his guaranty, the Company issued Mr. Drexler, the Executive Chairman of the Company, 28,571 shares of the Company’s common stock with a valuation based on the closing price of the Company’s common stock on October 9, 2015. The issuance is approved unanimously by the Board of Directors of the Company (“Board”), including all independent directors. The Board, after deliberation and consideration of the related party transaction component, determined that it was a fair and reasonable transaction negotiated at arm’s length.

The foregoing description of the principal terms of the Agreements and the Individual Guarantees is a general description only, does not purport to be complete, and is qualified in its entirety by reference to the terms of the Agreements and the Individual Guaranties, which will be attached as exhibits to the Company’s Annual Report on Form 10-K for the quarter ended December 31, 2015 and, when filed, such exhibits shall be incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

MUSCLEPHARM CORPORATION

Date: October 16, 2015	By:	/s/ Brad J. Pyatt
Chief Executive Officer